CONFIRMING STATEMENT

This Statement confirms that the undersigned, Steven
A. Stophel, has authorized and designated each of Jonathan Samuels, Justin Bliffen and Ryan D. McGee, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of Triangle Petroleum
Corporation.  The authority of each of Jonathan
Samuels, Justin Bliffen and Ryan D. McGee under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Triangle Petroleum Corporation, unless earlier revoked in writing. The undersigned acknowledges that Jonathan Samuels, Justin Bliffen and
Ryan D. McGee are not assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities Exchange Act of 1934.

Date: December 13, 2013



/s/ Steven A. Stophel
Steven A. Stophel